Exhibit 99.1

iPower Announces Plan to Evaluate Expansion Into AI Infrastructure Hardware

Company to evaluate potential acquisition or financing of AI compute hardware, data center relationships and equipment leasing opportunities

RANCHO CUCAMONGA, Calif., July 15, 2026 -- iPower Inc. (Nasdaq: IPW) ("iPower" or the "Company") today announced that it plans to evaluate a potential expansion into the AI infrastructure hardware sector, including the possible acquisition or financing of AI compute hardware and related infrastructure assets.

As part of this planned evaluation, the Company intends to explore opportunities involving high-performance computing equipment, data center operators and infrastructure partners that may support the deployment, hosting and operation of AI-related hardware. If implemented, the Company's strategy may include leasing equipment to data centers, compute operators, enterprise customers or other infrastructure participants.

"We believe AI infrastructure hardware may represent an attractive opportunity as demand for AI compute capacity continues to grow," said Lawrence Tan, Chief Executive Officer of iPower. "At this stage, we are evaluating potential opportunities in a disciplined manner, including hardware acquisition, data center collaboration and equipment leasing models that may align with iPower's long-term strategy."

Mr. Tan added, "This planned initiative remains at an exploratory stage, and any future investment or commercial arrangement will depend on market conditions, equipment availability, financing, due diligence, partner discussions and the execution of definitive agreements. We intend to provide updates if and when material developments occur."

The Company has not yet entered into definitive agreements for the acquisition, financing, deployment or leasing of AI infrastructure hardware. There can be no assurance that the Company will complete any such transaction or that any planned initiative will result in revenue or stockholder value.

About iPower Inc.

iPower Inc. (Nasdaq: IPW) is a technology and data-driven company executing a focused strategy at the intersection of AI infrastructure and real-world commerce. Building on its established e-commerce operations, technology platform, and capital markets experience, the Company is expanding into AI infrastructure investments and related financing ecosystems.

Through targeted investments in digital assets, infrastructure financing protocols, and other AI-related opportunities, iPower seeks to participate in the growth of the compute, data center, and infrastructure layers that support artificial intelligence. Leveraging its operating experience, ecosystem relationships, and capital markets access, iPower is building a scalable business designed to generate durable long-term value for stockholders.

For more information, please visit www.meetipower.com.

Forward-Looking Statements

All statements other than statements of historical fact in this press release are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include, but are not limited to, statements regarding the Company's planned evaluation of AI infrastructure hardware opportunities, potential acquisition or financing of AI compute hardware, potential data center relationships, potential equipment leasing or other monetization arrangements, future capital deployment, business opportunities and long-term stockholder value creation. These statements involve known and unknown risks and uncertainties and are based on current expectations and projections.

Actual results may differ materially from those set forth herein. iPower undertakes no obligation to update forward-looking statements except as required by law. Investors are encouraged to review iPower's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Investor Relations Contact

IPW.IR@meetipower.com